Exhibit 18.1

CONSENT OF INDEPENDENT ACCOUNTANT

To the Management of NOUSLOGIC HEALTHCARE INC

We hereby consent to the inclusion in the Offering Circular filed under Regulation A on Form 1-A of our report dated February 9, 2021 and was reissued on March 24, 2021, with respect to the Balance Sheets of Nouslogic Healthcare INC as of December 31, 2019 and 2018, and the related Profit & Loss Statements, Statements of Cashflows, and Statements of Shareholders’ Equity for the years then ended, and the related notes to the financial statements.

The above referenced report is a result of our independent audit performed for the years ended December 31, 2019 and December 31, 2018 in which we were independent during the referenced periods.

Omar Alnuaimi, CPA

Naperville, IL

May 5, 2021

5422 Washington rd,
Kenosha WI 53144
262-977-6500
accountant@smartsolutionscpa.com

CONSENT OF INDEPENDENT ACCOUNTANT

To the Management of NOUSLOGIC HEALTHCARE INC

We hereby consent to the inclusion in the Offering Circular filed under Regulation A on Form 1-A of our report dated March 31, 2021, with respect to the Balance Sheets of Nouslogic Healthcare INC as of December 31, 2020 and the related Profit & Loss Statement, Statements of Cashflows, and Statement of Shareholders’ Equity for the year then ended, and the related notes to the financial statements.

The above referenced report is a result of my independent audit performed for the year ended December 31, 2020 in which I was independent during the referenced period.

Noman Tahir CPA

Licensed: 065.054304

State of Illinois

May 5, 2021